As of June 30, 2014, the following persons or entities now own more than 25% of a Funds' voting security.

Person/Entity

DIAMOND HILL SMALL-MID CAP FUND
NFS LLC FEBO                   	         32.15%

DIAMOND HILL FINANCIAL LONG-SHORT FUND
MERRILL LYNCH PIERCE FENNER & SMITH INC  30.21%